UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2008

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Second Amended and Restated Employment Agreement.

                On March 10, 2008, Red Robin Gourmet Burgers, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement with Dennis B. Mullen, the Company’s Chairman of the Board and Chief Executive Officer (the “Employment Agreement”).  The Employment Agreement amended Mr. Mullen’s original employment agreement made and entered into September 7, 2005 and subsequently amended and restated effective as of April 17, 2007 (the “Existing Agreement”).

                The Employment Agreement amends the double-trigger change in control provisions contained in the Existing Agreement.  In the amended Employment Agreement, Mr. Mullen is entitled to receive severance payments in the event his employment is terminated upon the occurrence of a Change in Control Event (as such term is defined in the Employment Agreement), in an amount equal to two times his annual compensation versus an amount equal to one times his annual compensation as set forth in the Existing Agreement.  In addition, the protection period for a termination upon a Change in Control Event was increased from 12 months to 18 months.

                Under the Employment Agreement, if the Company terminates Mr. Mullen upon the occurrence of a Change in Control Event, among other things, Mr. Mullen will receive continued payment of his annual base salary in effect immediately prior to the date of termination for the 24-month period following the date of termination, two times the annual bonus amount earned for his performance in the last completed calendar year prior to the Change in Control Event, and coverage under the Company’s medical, dental and prescription insurance plans for the 24-month period following the date of termination.

                The Employment Agreement also amended certain provisions to ensure compliance with Section 409A of the Internal Revenue Code.

                A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to Exhibit 10.1.

Change In Control Agreements.

                On March 10, 2008, the Company also entered into Change in Control Agreements (each a “Change in Control Agreement” and collectively the “Change in Control Agreements”), with each of the following executive officers: Eric C. Houseman, President and Chief Operating Officer; Katherine L. Scherping, Senior Vice President and Chief Financial Officer; Todd A. Brighton, Senior Vice President and Chief Development Officer; Annita M. Menogan, Senior Vice President and Chief Legal Officer; and Susan L. Lintonsmith, Senior Vice President and Chief Marketing Officer (each an “Executive” and collectively the “Executives”).  The Company also entered into Change in Control Agreements with slightly different terms from those with the

Executives with the following officers:  Christina Carlson, Vice President and Controller; Chris Laping, Vice President and Chief Information Officer, and Jeffrey T. Neely, Vice President and Chief People Officer.

                The Change in Control Agreements for the Executives contain double-trigger change in control provisions.  If the Executive resigns for Good Reason or is terminated by the Company other than for Cause or Disability or other than as a result of the Executive’s death during the 18-month period following a Change in Control Event (as such terms are defined in the Change of Control Agreements), the Executive will, among other things, receive continued payment of his or her annual base salary in effect immediately prior to the date of termination for the 12-month period following the date of termination, one times the annual bonus amount earned for his or her performance in the last completed calendar year prior to the Change in Control Event, and coverage under the Company’s medical, dental and prescription insurance plans for the 12-month period following the date of termination.  Prior to receipt of any such payments, the Executive is required to execute a general release of the Company in the form attached to the Change in Control Agreement.

                The Change in Control Agreements contain standard confidentiality and non-solicitation provisions.

                The primary differences between the Change in Control Agreement with Mr. Houseman  and the Change in Control Agreements with the other Executives is that Mr. Houseman’s agreement provides for a severance payment equal to two times his annual compensation as compared to one times annual compensation.  In addition, Mr. Houseman’s agreement provides for a gross-up payment for Internal Revenue Code Section 280G purposes on the terms and conditions set forth in the agreement.

                Copies of Mr. Houseman’s Change in Control Agreement as well as the form of the Change in Control Agreement for the other Executives are filed with this report as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.  The foregoing descriptions of the Change in Control Agreements are qualified in their entirety by reference to Exhibits 10.2 and 10.3.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement dated between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated March 10, 2008.

10.2	Change in Control Agreement between Red Robin Gourmet Burgers, Inc. and Eric C. Houseman dated March 10, 2008.

10.3	Form of Change in Control Agreement between Red Robin Gourmet Burgers, Inc. and the Executives dated March 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 14, 2008

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Annita M. Menogan
Annita M. Menogan, Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement dated between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated March 10, 2008.

10.2	Change in Control Agreement between Red Robin Gourmet Burgers, Inc. and Eric C. Houseman dated March 10, 2008.

10.3	Form of Change in Control Agreement between Red Robin Gourmet Burgers, Inc. and the Executives dated March 10, 2008.